Registration No. -  333-03609

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                                 ____________

                                   FORM S-8

             REGISTRATION STATEMENT  UNDER THE SECURITIES ACT OF 1933
                                 ____________

                                 CATERPILLAR INC.
              (Exact name of Registrant as specified in its charter)

           DELAWARE                                37-0602744
  (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)            Identification Number)

     	  100 NE ADAMS STREET,
          PEORIA, ILLINOIS                             61629
(Address of principal executive offices)             (Zip Code)

      Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan
                        (Full title of the plan)

                         R. RENNIE ATTERBURY III
                Vice President, Secretary and General Counsel
                            Caterpillar Inc.
                          100 NE Adams Street
                         Peoria, IL  61629-7310
                 (Name and address of agent for service)

                            (309) 675-4429
        (Telephone number, including area code, of agent for service)
                         _______________________

                     CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                Proposed         Proposed
 Title of                       Maximum          Maximum
Securities       Amount         Offering         Aggregate       Amount of
  to be           to be          Price           Offering       Registration
Registered      Registered     Per Share(1)      Price(1)            Fee
-----------     ----------     ------------      ----------     ------------
                10,000,000
Common Stock       shares       $34.4688        $344,688,000     $90,997.63
-----------------------------------------------------------------------------

(1)Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h), based upon a price of $34.4688 per share for 10,000,000 shares of Common Stock, such price being the average of the high and low prices of the Common Stock reported for the shares on the New York Stock Exchange on July 7,2000, a date within five business days prior to the date of filing this Registration Statement. Associated with the Common Stock are preferred stock purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

          This Registration Statement is being filed to register additional shares of the Registrant's Common Stock to be issued under its 1996 Stock Option and Long-Term Incentive Plan, as amended (the "Plan"). Shares of the Registrant's Common Stock to be issued pursuant to the Plan were originally registered pursuant to a registration statement on Form S-8 (File No. 333-03609) (the "Original Registration Statement"). The contents of the Original Registration Statement are hereby incorporated by reference into this Registration Statement to the extent that they present information not otherwise presented herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Caterpillar Inc. ("Company") with the Securities and Exchange Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (2) The Company's quarterly report on Form 10-Q for the first quarter of 2000 ended March 31, 2000;

     (3) The Company's definitive proxy statement dated March 3, 2000 filed in connection with its April 12, 2000 Annual Meeting of Stockholders;

     (4) The description of the Company's Common Stock contained in Form S-3 filed on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

     (5) The description of the Company's Preferred Stock Purchase Rights contained in Form S-3 filed on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities to be granted under the Plan have been granted or which deregisters all securities then remaining ungranted, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not applicable.

Item 6.     Indemnification of Directors and Officers.

            Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. Article V of the Company's Bylaws provides in effect that the Company shall provide certain indemnification to such persons. Article Ninth of the Company's Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for any breach of fiduciary duty except in certain circumstances. The Company has purchased directors' and officers' liability insurance in the amounts and subject to the conditions set forth in such policies.

Item 7.     Exemption from Registration.

            Not applicable.

Item 8.     Exhibits.

            The following exhibits are filed as part of this registration statement:

      Exhibit
      Number              Description
    -----------         -----------------------------------------------------
       5                Opinion of Sean X. McKessy, Securities Counsel
                        for Caterpillar Inc., as to the legality of stock option obligations.

      23.1 The consent of Sean X. McKessy, Securities Counsel for Caterpillar Inc., is contained in his opinion filed as Exhibit 5 to this Registration Statement.

      23.2              Attached consent of PriceWaterhouseCoopers LLP.


Item 9.     Undertakings.

            The Company undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To reflect any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The Company further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 ( and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Caterpillar Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois, on this 10th day of July, 2000.

                                              CATERPILLAR INC.
                                                (Registrant)



                                    By:  /s/R. R. ATTERBURY III
Date: July 10, 2000                         R. R. Atterbury III, Secretary


       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

July 10, 2000            /s/GLEN A. BARTON         Chairman of the Board,
                                                     Director and Chief
                                                     Executive Officer

July 10, 2000            /s/GERALD S. FLAHERTY       Group President

July 10, 2000            /s/JAMES W. OWENS           Group President

July 10, 2000            /s/GERALD L. SHAHEEN        Group President

July 10, 2000            /s/RICHARD L. THOMPSON      Group President

July 10, 2000            /s/F. LYNN McPHEETERS       Vice President and
                                                     Chief Financial Officer

July 10, 2000            /s/ROBERT R. GALLAGHER      Controller and Chief
                                                     Accounting Officer

July 10, 2000            /s/LILYAN H. AFFINITO        Director

July 10, 2000            /s/W. FRANK BLOUNT           Director

July 10, 2000            /s/JOHN R. BRAZIL            Director

July 10, 2000            /s/JUAN GALLARDO             Director

July 10, 2000            /s/DAVID R. GOODE            Director

July 10, 2000            /s/JAMES P. GORTER           Director

July 10, 2000            /s/PETER A. MAGOWAN          Director

July 10, 2000            /s/GORDON R. PARKER          Director

July 10, 2000            /s/JOSHUA I. SMITH           Director